Exhibit 10.1

AMENDMENT NO. 2 TO THE AMENDED AND RESTATED

INITIAL PUBLIC OFFERING AND SPLIT-OFF AGREEMENT

Dated as of August 27, 2009

AMENDMENT NO. 2 TO THE AMENDED AND RESTATED INITIAL PUBLIC OFFERING AND SPLIT-OFF AGREEMENT (this “Amendment”) between Blockbuster Inc., a Delaware corporation (“Blockbuster”), and Viacom Inc., a Delaware corporation (“New Viacom”).

PRELIMINARY STATEMENTS:

(1) CBS Corporation, a Delaware corporation formerly known as Viacom Inc. (“Viacom”), CBS Operations Inc., a Delaware corporation formerly known as Viacom International Inc. (“Viacom International”), and Blockbuster entered into that certain Amended and Restated Initial Public Offering and Split-Off Agreement dated as of June 18, 2004 (as amended, supplemented or otherwise modified through the date hereof, the “IPO and Split-Off Agreement”; terms defined therein unless otherwise defined herein being used herein as therein defined).

(2) New Viacom has succeeded to the interests of Viacom and Viacom International under the IPO and Split-Off Agreement.

(3) Pursuant to Section 5.05(e) of the IPO and Split-Off Agreement, Blockbuster is required to deliver updated semi-annual lease schedules (“Lease Schedules”) to New Viacom each April 30th and October 31st for so long as any Guarantees remain in effect.

(4) Since the issuance of the Lease Schedule dated as of April 30, 2009, Blockbuster has (i) secured the releases (the “Releases”) of various Guarantees under certain Guaranteed Leases in the United Kingdom, and (ii) delivered letters (the “Waiver Letters”) to various landlords under certain Guaranteed Leases in the United States and Canada (the “Waiver Leases”), pursuant to which Blockbuster has waived any and all rights to renew or otherwise extend the terms of the Waiver Leases. The Blockbuster store numbers covered by the Releases and the Waiver Letters are listed on Schedule 1 attached hereto.

(5) Blockbuster has requested that New Viacom agree to accept an interim lease schedule as of August 10, 2009 (the “Interim Schedule”) reflecting the effects of the Releases, the Waiver Letters and other changed circumstances, with the same force and effect as other Lease Schedules delivered pursuant to Section 5.05(e).

(6) New Viacom has agreed to accept the Interim Schedule on condition that Blockbuster agrees to amend certain provisions of the IPO and Split-Off Agreement on the terms set forth herein.

1. Amendments to IPO and Split-Off Agreement. Subsections (b), (c) and (d) of Section 5.05 of the IPO and Split-Off Agreement are hereby deleted in their entirety and replaced with the following provisions:

(b) Unless the related Guarantee shall have been terminated prior to the exercise of any such option, Blockbuster shall not, and shall cause its Affiliates not to, exercise any renewal option under any Renewable Guaranteed Lease.

(c) Unless the related Guarantee shall have been terminated prior to or contemporaneously with any such Modification (as hereafter defined), Blockbuster shall not, and shall cause its Affiliates not to, amend or modify any Guaranteed Lease (including, without limitation, extending the existing term thereof or adding any options to renew or extend thereto), or waive any term thereof in a manner that would increase the potential liability of Viacom and its Affiliates thereunder (such amendment, modification or waiver being referred to herein as a “Modification”).

(d) Unless the related Guarantee shall have been terminated prior to or contemporaneously with any such sale, assignment or transfer, Blockbuster shall not, and shall cause its Affiliates not to, sell, assign or transfer any Guaranteed Lease to any party that is not a Blockbuster Affiliate (unless Blockbuster or its Affiliate, as applicable, is contractually bound, pursuant to a contract entered into prior to the date of this Agreement, to so sell, assign or transfer), except, so long as no Default shall have occurred and be continuing, Blockbuster may do so if (i) Blockbuster or its applicable Affiliates remain liable for all the tenant’s obligations thereunder following such sale, assignment or transfer and (ii) the purchaser, assignee or transferee of such Guaranteed Lease agrees in writing (v) not to renew any Renewable Guaranteed Lease, (w) not to extend any Renewable Guaranteed Lease without obtaining a termination of the related Guarantee prior to or contemporaneously with any such extension, (x) not to amend or modify such lease in a manner that increases the potential liability of Viacom or its Affiliates and to provide notice to Viacom of any Modification and any other notice or document required to be delivered by Blockbuster to Viacom pursuant to paragraph (c) above and (f) below, (y) to make available access to such Guaranteed Leases and related agreements, notices, documents, books and records in the offices of such purchaser, assignee or transferee (or the offices of their respective agents, accountants and/or management companies) to the same extent and at the same times as Blockbuster would be required to make such agreements, notices, documents, books and records available pursuant to this Section 5.05, and (z) that any subsequent purchaser, assignee or transferee of such Guaranteed Lease shall agree in writing to be bound by the terms and conditions hereof applicable to such initial purchaser, assignee or transferee; provided, however, with respect to the foregoing clause (ii), if, after using reasonable efforts, Blockbuster is unable to obtain the agreement of any such purchaser, assignee or transferee to comply with the terms and conditions thereof, Blockbuster and its Affiliates shall be entitled to sell, assign or transfer such Guaranteed Lease without giving effect to clause (ii) with the prior written consent of Viacom.

2. Releases. New Viacom hereby accepts each of the Releases as valid and binding, with the exception of the Releases relating to the following locations (the “Pending Releases”):

(a) Store No. 60122 – Cannock; and

(b) Store No. 65566 – Sheffield.

Upon receipt of a legal opinion letter from Dundas & Wilson or from another law firm reasonably acceptable to New Viacom, in form and substance reasonably acceptable to New Viacom (the “Opinion”), certifying (assuming reliance on local counsel in the foreign jurisdictions) that each of the Pending Releases is fully binding under English and Welsh law to effectuate the release of the guarantor under the respective Guaranteed Lease, New Viacom shall accept each such Pending Release as valid and binding. New Viacom shall use reasonable best efforts to procure the Opinion for each of the Pending Releases as expeditiously as practicable.

3. Waiver Letters.

(a) New Viacom hereby accepts the Waiver Letters as valid and binding.

(b) New Viacom shall have the right to issue notices to each landlord to which a Waiver Letter has been sent stating that the existing Guarantee of the relevant Waiver Lease shall be of no force and effect as of the current expiration date thereof.

(c) No later than ten (10) days following the current expiration date of each Waiver Lease, Blockbuster shall provide notice to New Viacom either that (i) such Waiver Lease has expired and the premises leased thereunder has been surrendered, (ii) such Waiver Lease has expired and a new lease has been entered into by Blockbuster for the premises leased thereunder or (iii) such Waiver Lease has been extended beyond the current expiration date thereof, but that the respective Guarantee of such Waiver Lease has been released. Such notice shall be supported by copies of relevant documentation, to the extent available.

(d) Blockbuster hereby warrants and represents to New Viacom that it has duly delivered the Waiver Letters to each applicable landlord in accordance with the terms of its respective lease.

(e) Blockbuster shall promptly forward to New Viacom copies of any notices, correspondence or other communications it receives from any party in response to the notices sent to the landlord’s lenders for Store Nos. 37035 and 51036.

4. Nominal Amount; Required Amount.

(a) The parties agree that the “Nominal Amount” as of the date of the Interim Schedule is $33,660,130.55, and that the “Required Amount” as of the date of the Interim Schedule is $25,245,098.00.

(b) The parties hereby confirm that the definition of “Nominal Amount” under the IPO and Split-Off Agreement shall be deemed to include the aggregate undiscounted amount of all future lease payments for the next unexercised renewal or extension term which follows the expiration date then in effect, to the extent such unexercised renewal or extension term would be subject to a Guarantee, as of the date of each Lease Schedule.

(c) Immediately upon full execution of this Amendment, New Viacom shall issue notice to the issuers of the Letter of Credit, in a form mutually agreed upon, to reduce the Available Amount to an amount equal to the Required Amount reflected on the Interim Schedule.

(d) The parties agree that, at any one time between the date of this Amendment and September 30, 2009, Blockbuster shall have the right to deliver a second interim lease schedule (the “Second Interim Schedule”) to New Viacom and to request an additional reduction of the Available Amount. The Second Interim Schedule will contain exactly the same information as the Interim Schedule (i.e., all data shall be as of August 10, 2009) except with respect to any Pending Releases for which Opinions have been received since the date of this Amendment. So long as no Default has occurred under the IPO and Split-Off Agreement and assuming satisfaction by Blockbuster of all the terms and conditions set forth herein, New Viacom shall issue notice to the issuers of the Letter of Credit, in a form mutually agreed upon, to further reduce the Available Amount to the Required Amount reflected in the Second Interim Schedule within five (5) business days following New Viacom’s receipt of the Second Interim Schedule, provided that New Viacom has received the applicable Opinions.

5. Legal Fees. Within fifteen (15) days following receipt of New Viacom’s written request therefore (which request shall be accompanied by copies of all applicable invoices, excluding detailed time entries), Blockbuster shall reimburse New Viacom for (i) all legal fees incurred in connection with its review of the Interim Schedule, the Releases, Waiver Letters and supporting documentation, in an amount not to exceed $50,000.00, plus (ii) all legal fees incurred in connection with the Opinion by Dundas & Wilson (including the legal fees incurred by Dundas & Wilson in connection with the engagement of local counsel relating to the Releases and Pending Releases).

6. Effectiveness. This Amendment shall become effective as of the date first written above (the “Amendment No. 2 Effective Date”) upon receipt by each party hereto of a counterpart to this Amendment executed by each other party hereto.

7. Reference to and Effect on the IPO and Split-Off Agreement.

(a) On and after the Amendment No. 2 Effective Date, each reference in the IPO and Split-Off Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the IPO and Split-Off Agreement shall mean and be a reference to the IPO and Split-Off Agreement, as amended by this Amendment.

(b) The IPO and Split-Off Agreement, as specifically amended by this Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any party under the IPO and Split-Off Agreement, nor constitute a waiver of any provision of any of the IPO and Split-Off Agreement.

8. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by fax shall be effective as delivery of a manually executed counterpart of this Amendment.

9. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BLOCKBUSTER INC.

By:	/s/ Eric H. Peterson
Name:	Eric H. Peterson
Title:	EVP, General Counsel & Secretary

VIACOM INC.

By:	/s/ Keyes Hill-Edgar
Name:	Keyes Hill-Edgar
Title:	Senior Vice President

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